                                                                      Exhibit 12

                           STATER BROS. HOLDINGS INC.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)



                                                                         Fiscal Years Ended
                                           ------------------------------------------------------------------------------
                                           Sept. 25,       Sept. 24,      Sept. 29,(1)     Sept. 28,(2)      Sept. 27,(2)
                                             1994            1995             1996             1997              1998
                                           ---------       ---------      ------------     ------------      ------------
Earnings:
Income before income taxes..............  $ 14,645         $ 10,945         $ 27,131         $ 22,510         $  2,496

Share of undistributed (income)
  loss of less than 50%-owned
  affiliates............................       592              980            1,624               --               --

Amortization of capitalized
  interest..............................       180              192              190              139              321

Interest................................    15,217           18,946           19,171           21,384           30,578

Less interest capitalized
  during the period.....................      (437)             (50)            (116)          (1,263)          (1,135)

Net amortization of debt
  discount and premium
  and issuance expense..................       721            1,180            1,203            1,460            2,797

Interest portion of rental expense......    13,985           13,588           13,918           15,305           15,683
                                          --------         --------         --------         --------         --------


  Earnings as adjusted..................  $ 44,903         $ 45,781         $ 63,121         $ 59,535         $ 50,740
                                          ========         ========         ========         ========         ========

Fixed Charges:
Interest................................  $ 15,217         $ 18,946         $ 19,171         $ 21,384         $ 30,578

Net amortization of debt
  discount and premium
  and issuance expense..................       721            1,180            1,203            1,460            2,797

Interest portion of rental
  expense...............................    13,985           13,588           13,918           15,305           15,683

Preferred stock dividends...............       545               --            6,967           10,451               --
                                          --------         --------         --------         --------         --------

  Fixed Charges.........................  $ 30,468         $ 33,714         $ 41,259         $ 48,600         $ 49,058
                                          ========         ========         ========         ========         ========

       Ratio of Earnings to
         Fixed Charges..................      1.47             1.36             1.53             1.23             1.03
                                          ========         ========         ========         ========         ========

(1)  53-Week Fiscal Year

(2) Includes the Company's 50% share of the fixed charges and earnings of an unconsolidated affiliate.